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                                                                     Exhibit 8.1

                           Morgan, Lewis & Bockius LLP
                           Philadelphia, Pennsylvania
                               1701 Market Street
                           Philadelphia, PA 19103-2921







                                    August 31, 1999




PLD Telekom Inc.
505 Park Ave.
21st Floor
New York, NY  10022

Re: Federal Income Tax Consequences of Merger with Metromedia International
    Group, Inc.


Ladies and Gentlemen:

Pursuant to an Agreement and Plan of Merger dated as of May 18, 1999 (the "Merger Agreement") among Metromedia International Group, Inc., a Delaware corporation ("Parent"), Moscow Communications, Inc., a Delaware corporation ("Merger Sub") and PLD Telekom Inc., a Delaware corporation (the "Company"), Merger Sub will merge with and into the Company (the "Merger"). Defined terms used in this opinion and not otherwise defined in the opinion shall have the meanings ascribed to such terms in the Merger Agreement.

We have acted as counsel to the Company in connection with the Merger and in that connection, you have requested our opinion as to the material federal income tax consequences of the Merger to the Company and certain holders of Company Common Stock. In rendering our opinion, we have examined the Merger Agreement, the registration statement of Parent dated August 30, 1999 (the "Registration Statement"), the joint proxy statement of Parent and the Company dated August 30, 1999 (the "Proxy Statement") and such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have assumed (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete, and (iii) factual


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PLD Telekom, Inc.
August 30, 1999
Page 2



representations made to us by Parent and the Company in their respective letters to us dated today and provided to us for the purpose of issuing this opinion are accurate and complete and will be accurate and complete as of the date the Merger is effected.

Under current law and on the basis and subject to (i) the accuracy of the statements and factual representations contained in the materials referred to above and the above assumptions and (ii) our considerations of such other matters as we have deemed necessary, in our opinion:

         (A) the merger of Merger Sub with and into the Company will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code"), and Parent, Merger Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

         (B) no gain or loss will be recognized for United States federal income tax purposes by Parent, Merger Sub, the Company, or holders of Company Common Stock who receive Parent Common Stock as a result of the Merger, except with respect to cash received in lieu of fractional shares;

         (C) the aggregate tax basis of shares of Parent Common Stock received by a holder of Company Common Stock in the Merger will be the same as such holder's aggregate tax basis of Company Common Stock surrendered in the Merger, reduced by any such tax basis allocable to fractional shares of Parent Common Stock for which cash is received in lieu of such fractional share;

         (D) the holding period of Parent Common Stock received by former Company shareholders in the Merger will include the period during which such shareholder held the Company Common Stock exchanged in the Merger if such shareholder held such Company Common Stock as a capital asset; and

         (E) a holder of Company Common Stock who receives cash in lieu of fractional shares of Parent Common Stock in the Merger will recognize gain or loss measured by the difference between the amount of cash received and the portion of such holder's aggregate tax basis allocable to such fractional share. Any such gain or loss generally will be capital gain or loss if the Company Common Stock surrendered in the Merger was held as a capital asset, and will be long-term capital gain or loss if such Company Common Stock has been held for more than one year as of the date of the closing of the Merger.

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PLD Telekom, Inc.
August 30, 1999
Page 3



This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any change in such authorities or variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein.

This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion in the Proxy Statement in the section captioned "The Merger -- Material Tax Consequences of the Merger," and to the references to us in the Proxy Statement including the reference to us in the section captioned "The Merger --Material Tax Consequences of the Merger". In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           Very truly yours,

                                           /s/ Morgan, Lewis & Bockius LLP

                                           Morgan, Lewis & Bockius LLP